Exhibit 99.4

Global Corporate & Investment Banking

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

July 2, 2024

Board of Directors

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

United States

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 28, 2024 to the Board of Directors of UMB Financial Corporation (“UMB”) as Annex F to, and to the reference thereto under the headings “SUMMARY — Opinion of UMB’s Financial Advisor,” “RISK FACTORS”, and “THE MERGERS — Background of the Mergers; UMB’s Reasons for the Mergers; Recommendation of the UMB Board of Directors; Opinion of UMB’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving UMB and Heartland Financial USA, Inc., which joint proxy statement/prospectus forms a part of UMB’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 1 of 1